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                               [IFC LETTERHEAD]
                                                                  March 9, 1995
Empresa Minera Inti Raymi S.A.
Calle Corneta Mamani 1989
La Paz
Bolivia


Dear Sirs,

   We refer to your letter dated February 8, 1995 requesting certain amendments to the Investment Agreement dated May 22, 1992 between the International Finance Corporation (IFC) and Empresa Minera Inti Raymi S.A. Terms used in this letter, unless otherwise stated, are as defined in the Investment Agreement. IFC consents to the amendments which shall become effective, as of December 31, 1994, upon the signature of all parties below to evidence acceptance of this letter, as follows:

   AMENDMENT I

   The definition of "Senior Debt Service Coverage Ratio" as described in
   Section 1.02 of the Investment Agreement is hereby amended to read, in relevant part:

      "SENIOR DEBT SERVICE COVERAGE RATIO" means the quotient obtained by dividing (i) the aggregate of (A) the Internal Cash Generation for the four Fiscal Quarters immediately preceding the relevant calculation and
      (B) the Aggregate Interest payable during such four Fiscal Quarters period by (ii) the aggregate of (A) the scheduled Principal Repayments on Senior Loans payable during the four Fiscal Quarters immediately following the relevant calculation and (B) the aggregate interest on Senior Loans due on the following two Interest Payment Dates, calculated at the interest rates applicable at the time of the calculation;

   AMENDMENT II

   The definition of "Operating Current Ratio" as described in Section 1.02 of the Investment Agreement is hereby amended to read, in relevant part:

      "OPERATING CURRENT RATIO" means the result obtained by dividing Current Assets by Current Liabilities;

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   AMENDMENT III

   Section 7.01(f) of the Investment Agreement is hereby amended to read as follows:

      (f) as soon as available but, in any event, within sixty (60) days after the end of each calendar year, furnish to IFC a certificate in form and substance satisfactory to IFC issued by a qualified independent engineer acceptable to IFC describing the Company's Minable Reserves as of the end of such calendar year.

   AMENDMENT IV

   Section 7.02(b)(i) of the Investment Agreement is hereby amended to read as follows:

      (i)  the Operating Current Ratio would not be less than 1.2;

   AMENDMENT V

   Section 7.02(c) of the Investment Agreement is hereby amended to read as follows:

      (c) incur (after December 31, 1994) expenditures or commitments for expenditures for fixed and other non-current assets, without prior written approval from IFC, other than up to an aggregate of eight million Dollars ($8,000,000) equivalent in any Fiscal Year;

   No other consent, amendments or waivers of the Investment Agreement are granted or agreed by this letter.

                                                   Yours sincerely,

                                                   /s/ M.A.K. Alizai

ACCEPTED AND AGREED:

Empresa Minera Inti Raymi S.A.                 Battle Mountain Gold Company

By:  /s/ Alvaro Ugalde                         By:  /s/ Kenneth R. Werneburg
     ------------------------                       ------------------------
     General Manager                                  President


Kori Kollo Corporation                          Zeland Mines, S.A.

By:  /s/ Kenneth R. Werneburg                   By:  /s/ Beatriz Rocabado
     ------------------------                       ------------------------
     President

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                               [IFC LETTERHEAD]
                                                                  March 3, 1995

Empresa Minera Inti Raymi S.A.
Calle Corneta Mamani 1989
La Paz
Bolivia


Dear Sirs,

   We refer to your letter dated February 8, 1995, and your request for a temporary waiver of Section 3.05(c) of the Investment Agreement dated May 22, 1992 between the International Finance Corporation (IFC) and Empresa Minera Inti Raymi S.A. IFC consents to the request for a temporary waiver, as follows:

   IFC agrees to waive its option to require the Company to prepay portions of the Senior Loans under Section 3.05(c) of the Investment Agreement. This waiver will remain in effect until the earlier of (i) the date on which the Company provides to IFC a certificate referred to in Section 7.01(f) of the Investment Agreement showing that, based on the Company's most recent forecast and the then outstanding balance under the IFC Loan, the Company's Minable Reserves will not terminate prior to three (3) years after the then last scheduled principal installment on the IFC Loan or (ii) June 1, 1996.

   No other consent, amendments or waivers of the Investment Agreement are granted or agreed by this letter.

                                                   Yours sincerely,

                                                   /s/ M.A.K. Alizai